NEWS

Charter Announces Third Quarter 2013 Results
Product and Operational Improvements Accelerate Revenue Growth

Stamford, Connecticut - November 5, 2013 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2013.

Key highlights:

•
Third quarter revenues of $2.1 billion grew 5.4% on a pro forma basis[1] as compared to the prior-year period, led by growth in video, Internet and commercial revenues. On an actual basis, third quarter revenue rose 12.7%, driven primarily by the acquisition of Bresnan, which closed on July 1, 2013.

•
Pro forma for the acquisition of Bresnan, total residential customer relationships grew by 46,000[2] during the quarter, versus 24,000 during the third quarter of 2012. Residential primary service units (PSUs) increased by 100,000 during the period, versus 60,000 in the year-ago quarter.

•	Third quarter residential revenues grew 5.1% on a pro forma basis versus the third quarter of 2012, when residential revenues grew by 1.6% on a pro forma basis.

•
Commercial revenues grew 20.4% on a pro forma basis versus the prior-year period, primarily driven by higher sales to small and medium businesses and to carrier customers. Pro forma for the acquisition of Bresnan, commercial customer relationships grew by 12,000 in the third quarter of 2013, compared to a gain of 9,000 during the third quarter of 2012.

•
Third quarter Adjusted EBITDA[3] grew by 5.3% year-over-year on a pro forma basis, reflecting higher revenue growth and slower growth in costs to service customers. On an actual basis, third quarter Adjusted EBITDA rose 12.4% year-over-year, driven primarily by the acquisition of Bresnan.

•	Free cash flow[3] for the quarter was $132 million and net cash flows from operating activities totaled $538 million.

"We continue to execute well on our strategic objectives, and that’s evidenced in the solid revenue and Adjusted EBITDA growth we delivered in the third quarter," said Tom Rutledge, President and CEO of Charter Communications. "We’ve greatly improved the competitiveness of our product offering and the value we deliver to customers, which is driving growth in both our residential and commercial businesses. We are backing up our product with substantially improved service levels, an area where we will continue to invest to drive even better quality. As we head into 2014, we believe Charter is in an increasingly strong position to grow both its market share and cash flow as we accelerate our all-digital program, begin to roll out new products and take full advantage of our superior network."

1 Pro forma results are described below in the "Use of Non-GAAP Financial Metrics" section and are provided in the addendum of this news release.
2 All customer data, unless otherwise noted, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012.
3 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	September 30, 2013 (a)	September 30, 2012 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,794	12,699	1%
Estimated Internet Passings (b)	12,475	12,375	1%
Estimated Telephone Passings (b)	11,815	11,630	2%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.0%	35.5%	-1.5 ppts
Internet Penetration of Estimated Internet Passings (c)	36.4%	34.0%	2.4 ppts
Telephone Penetration of Estimated Telephone Passings (c)	19.9%	18.5%	1.4 ppts

Residential
Residential Customer Relationships (d)	5,498	5,365	2%
Residential Non-Video Customers	1,319	1,043	26%
% Non-Video	24.0%	19.4%	4.6 ppts

Customers
Video (e)	4,179	4,322	(3)%
Internet (f)	4,290	4,000	7%
Telephone (g)	2,217	2,039	9%
Residential PSUs (h)	10,686	10,361	3%
Residential PSU / Customer Relationships (d)(h)	1.94	1.93

Quarterly Net Additions/(Losses) (i)
Video (e)	(27)	(71)	62%
Internet (f)	86	77	12%
Telephone (g)	41	54	(24)%
Residential PSUs (h)	100	60	67%

Single Play Penetration (j)	37.7%	37.2%	0.5 ppts
Double Play Penetration (k)	30.2%	32.4%	-2.2 ppts
Triple Play Penetration (l)	32.2%	30.4%	1.8 ppts
Digital Penetration (m)	91.2%	86.0%	5.2 ppts

Revenue per Customer Relationship (d)(n)	$108.52	$105.53	3%

Commercial
Commercial Customer Relationships (d)(o)	359	337	7%

Customers
Video (e)(o)	166	180	(8)%
Internet (f)	245	202	21%
Telephone (g)	138	109	27%
Commercial PSUs (h)	549	491	12%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	2	3	(33)%
Internet (f)	12	9	33%
Telephone (g)	7	8	(13)%
Commercial PSUs (h)	21	20	5%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

On July 1, Charter completed its acquisition of Cablevision's Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, "Bresnan"). As a result of the acquisition, Charter added cable operating systems in Montana, Wyoming, Colorado and Utah that pass approximately 670,000 homes and serve approximately 375,000 residential and business customers. All customer data referred to herein, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012.

During the third quarter, Charter continued to see year-over-year improvement in customer relationship and PSU growth trends, in both its residential and commercial businesses. Residential customer relationships grew by 46,000, up from 24,000 in the third quarter of 2012. Commercial customer relationships grew by 12,000 in the third quarter of 2013, compared to a gain of 9,000 in the prior-year period. Residential PSUs increased by 100,000 versus 60,000 in the year-ago quarter, while commercial PSUs increased 21,000 during the third quarter versus a gain of 20,000 in the year-ago quarter.

The continued year-over-year improvement in total customer and PSU growth reflects the Company's ongoing efforts to simplify offers and pricing, and enhance bundled packaging to bring more value to both new and existing customers. As part of its efforts to create value for customers, Charter has focused on driving penetration of its triple play offering, which includes more than 100 HD channels, video on demand, superior Internet and fully-featured phone service, in a straight-forward and reasonably priced offer. Over the twelve month period ending September 30, 2013, triple play penetration grew from 30.4% to 32.2%.

Charter also remains focused on improving its fundamental operating execution, including its field operations, network operations, and customer care, in order to offer better service to new and existing customers. Service levels for both residential and commercial customers continue to improve, and the Company expects its improved service to lead to higher penetration of its products and to produce higher-quality, longer-term relationships with customers.

During the third quarter, Charter continued to pursue its all-digital initiative and completed its all-digital network upgrade in portions of its California and Michigan footprints, with customers in each of these markets now having access to over 170 HD channels. Charter's all digital initiative allows the Company to offer more advanced services to its customers, and provides residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand. Charter expects to complete its all-digital roll out across its entire footprint by year end 2014.

Residential video customers declined by 27,000 in the third quarter of 2013, versus a loss of 71,000 in the year-ago period. The year over year improvement in video net adds results was driven by a more competitive video product, which now includes over 100 HD channels, packaging of advanced services, and the transition to new selling methods.

Charter added 86,000 residential Internet customers in the third quarter of 2013, compared to 77,000 a year ago. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's high speed offering.

During the third quarter, the Company added 41,000 residential telephone customers, versus a gain of 54,000 during the third quarter of 2012, when Charter's new pricing and packaging structure was first introduced.

Third quarter residential revenue per customer relationship totaled $108.52, and grew by 2.8% on a pro forma basis, from $105.53 in the third quarter of 2012, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by entry-level pricing and back-to-school campaigns in the quarter.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2013	2012		2012
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$1,044	$972	7.4%	$906	15.2%
Internet	575	499	15.2%	467	23.1%
Telephone	161	222	(27.5)%	208	(22.6)%
Commercial	218	181	20.4%	168	29.8%
Advertising sales	75	89	(15.7)%	85	(11.8)%
Other	45	46	(2.2)%	46	(2.2)%
Total Revenues	2,118	2,009	5.4%	1,880	12.7%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,386	1,314	5.5%	1,229	12.8%

Adjusted EBITDA	$732	$695	5.3%	$651	12.4%

Adjusted EBITDA margin	34.6%	34.6%		34.6%

Capital Expenditures	$425	$505		$488
% Total Revenues	20.1%	25.1%		26.0%

Net loss	$(70)	$(103)		$(87)
Loss per common share, basic and diluted	$(0.68)	$(1.03)		$(0.87)

Net cash flows from operating activities	$538			$468
Free cash flow	$132			$(17)

Revenue

Third quarter 2013 revenues rose to $2.1 billion, 5.4% higher on a pro forma basis than the year-ago quarter, due to growth in video, Internet and commercial revenues. On an actual basis, third quarter revenues rose 12.7% year-over-year.

Video revenues totaled $1.0 billion in the third quarter, an increase of 7.4% on a pro forma basis compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential video customers and premium revenue. Video revenues grew by 15.2% year-over-year, on an actual basis.

Internet revenues grew 15.2% on a pro forma basis compared to the year-ago quarter to $575 million, driven by an increase of 290,000 Internet customers during the last year and by price adjustments. On an actual basis, Internet revenues grew 23.1% year-over-year.

Telephone revenues totaled $161 million, down 27.5% on a pro forma basis versus the third quarter of 2012, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 178,000 telephone customers in the last twelve months. Telephone revenues declined 22.6% year-over-year, on an actual basis.

Commercial revenues rose to $218 million, an increase of 20.4% on a pro forma basis over the prior-year period, and was driven by higher sales to small and medium businesses and to carrier customers. On an actual basis, commercial revenues grew 29.8% year-over-year.

Third quarter advertising sales revenues of $75 million declined 15.7% on a pro forma basis compared to the year-ago quarter, driven by a decline in political advertising revenue, which saw strength in the third quarter of 2012, given local and national elections, and from a decline in contractual revenue. Advertising sales declined 11.8% year-over-year, on an actual basis.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased 5.5% on a pro forma basis compared to the year-ago period, reflecting increases in programming costs, costs to service customers, and marketing expenses.

Third quarter programming expense increased by $30 million on a pro forma basis, or 5.7%, as compared to the third quarter of 2012, reflecting contractual programming increases, partially offset by customer losses. Costs to service customers increased by $16 million on a pro forma basis, or 4.2% as compared to the third quarter of 2012, reflecting higher spending on labor in order to deliver improved products and service levels and greater reconnect expense resulting from higher sales. Marketing costs increased by $14 million on a pro forma basis, or 12.3% as compared to the third quarter of 2012, reflecting heavier sales activity and sales channel development.

On an actual basis, total operating costs and expenses grew by 12.8% year-over-year.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $732 million grew by 5.3% year-over-year on a pro forma basis, reflecting pro forma revenue growth and operating costs and expenses growth of 5.4% and 5.5%, respectively. On an actual basis, Adjusted EBITDA grew by 12.4% compared to the year-ago quarter, primarily driven by the acquisition of Bresnan. Adjusted EBITDA margin remained unchanged year-over-year, on both a pro forma and actual basis, at 34.6%.

Net Loss

Net loss totaled $70 million in the third quarter of 2013, compared to $103 million on a pro forma basis and $87 million on an actual basis in the year-ago period. Net loss decreased year-over-year primarily due to lower interest expense, lower income tax expense, and higher income from operations. Net loss per common share was $0.68 in the third quarter of 2013 compared to $1.03 on a pro forma basis and $0.87 on an actual basis during the same period last year. The decrease was the result of the factors described above, in addition to a 3.2% increase in weighted average shares outstanding in the last twelve months, driven primarily by the exercise of 2.3 million warrants in July 2013.

Capital Expenditures

Property, plant and equipment expenditures were $425 million in the third quarter of 2013, compared to $505 million on a pro forma basis and $488 million on an actual basis in 2012. The decrease was primarily driven by lower spending on customer premise equipment, given the timing of expenditures in 2013 versus the prior year.

In 2013, capital expenditures are expected to be approximately $1.8 billion, including the impact of the Bresnan acquisition, which closed on July 1, 2013. Charter expects remaining 2013 capital expenditures to be driven by the deployment of additional set-top boxes in new and existing customer homes, growth in Charter's commercial business, and further spend related to plant reliability, back-office support and Charter's organizational realignment. The actual amount of capital expenditures will depend on a number of factors including the growth rates of both residential and commercial businesses, as well as the Company's all-digital initiative.

Cash Flow

During the third quarter of 2013, net cash flows from operating activities totaled $538 million, compared to $468 million in the third quarter of 2012. The increase in net cash flows from operating activities was primarily related to an increase in Adjusted EBITDA.

Free cash flow for the third quarter of 2013 was $132 million, compared to negative $17 million during the same period last year. The increase was primarily due to a decrease in capital expenditures, and higher cash flow from operating activities versus the prior-year period.

In conjunction with the closing of the Bresnan transaction on July 1, Charter activated the previously committed term loan E facility providing for a $1.5 billion term loan maturing in seven years. Additionally, and as part of a previously announced tender offer, Charter repurchased $250 million aggregate principal amount of 8.00% senior notes due 2018 that were originally issued by Bresnan.

Liquidity

Total principal amount of debt was approximately $14.4 billion as of September 30, 2013. At the end of the quarter, Charter held $41 million of cash and cash equivalents, and its credit facilities provided approximately $978 million of additional liquidity.

Conference Call

Charter will host a conference call on Tuesday, November 5, 2013 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 45456138.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on December 5, 2013. The conference ID code for the replay is 45456138.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for three and nine months ended September 30, 2013 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $49 million and $44 million for the three months ended September 30, 2013 and 2012, respectively, and $147 million and $126 million for the nine months ended September 30, 2013 and 2012, respectively.

In addition to the actual results for the three and nine months ended September 30, 2013 and 2012, we have provided pro forma results in this release for the nine months ended September 30, 2013 and the three and nine months ended September 30, 2012. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012. Pro forma statements of operations for the nine months ended September 30, 2013 and the three and nine months ended September 30, 2012 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012		2013	2012
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$1,044	$906	15.2%	$2,984	$2,712	10.0%
Internet	575	467	23.1%	1,596	1,384	15.3%
Telephone	161	208	(22.6)%	490	642	(23.7)%
Commercial	218	168	29.8%	594	481	23.5%
Advertising sales	75	85	(11.8)%	208	238	(12.6)%
Other	45	46	(2.2)%	135	134	0.7%
Total Revenues	2,118	1,880	12.7%	6,007	5,591	7.4%

COSTS AND EXPENSES:
Programming	558	497	12.3%	1,596	1,484	7.5%
Franchises, regulatory and connectivity	100	92	8.7%	285	277	2.9%
Costs to service customers	399	356	12.1%	1,131	1,006	12.4%
Marketing	128	105	21.9%	352	324	8.6%
Other	201	179	12.3%	549	504	8.9%
Total operating costs and expenses (excluding depreciation and amortization)	1,386	1,229	12.8%	3,913	3,595	8.8%

Adjusted EBITDA	732	651	12.4%	2,094	1,996	4.9%

Adjusted EBITDA margin	34.6%	34.6%		34.9%	35.7%

Depreciation and amortization	493	424		1,354	1,247
Stock compensation expense	11	13		37	37
Other operating expenses, net	8	3		24	2

Income from operations	220	211		679	710

OTHER INCOME (EXPENSES):
Interest expense, net	(214)	(229)		(635)	(691)
Loss on extinguishment of debt	—	—		(123)	(74)
Gain (loss) on derivative instruments, net	(8)	—		9	—
Other expense, net	(11)	—		(14)	(1)
	(233)	(229)		(763)	(766)

Loss before income taxes	(13)	(18)		(84)	(56)

Income tax expense	(57)	(69)		(124)	(208)

Net loss	$(70)	$(87)		$(208)	$(264)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.68)	$(0.87)		$(2.05)	$(2.65)

Weighted average common shares outstanding, basic and diluted	102,924,443	99,694,672		101,293,696	99,542,021

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012		2013	2012
	Actual	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change
REVENUES:
Video	$1,044	$972	7.4%	$3,121	$2,908	7.3%
Internet	575	499	15.2%	1,663	1,473	12.9%
Telephone	161	222	(27.5)%	514	685	(25.0)%
Commercial	218	181	20.4%	622	520	19.6%
Advertising sales	75	89	(15.7)%	214	248	(13.7)%
Other	45	46	(2.2)%	137	138	(0.7)%
Total Revenues	2,118	2,009	5.4%	6,271	5,972	5.0%

COSTS AND EXPENSES:
Programming	558	528	5.7%	1,664	1,578	5.4%
Franchises, regulatory and connectivity	100	101	(1.0)%	303	304	(0.3)%
Costs to service customers	399	383	4.2%	1,183	1,088	8.7%
Marketing	128	114	12.3%	370	351	5.4%
Other	201	188	6.9%	567	532	6.6%
Total operating costs and expenses (excluding depreciation and amortization)	1,386	1,314	5.5%	4,087	3,853	6.1%

Adjusted EBITDA	732	695	5.3%	2,184	2,119	3.1%

Adjusted EBITDA margin	34.6%	34.6%		34.8%	35.5%

Depreciation and amortization	493	465		1,408	1,370
Stock compensation expense	11	13		37	37
Other operating expenses, net	8	3		24	2

Income from operations	220	214		715	710

OTHER INCOME (EXPENSES):
Interest expense, net	(214)	(242)		(662)	(731)
Loss on extinguishment of debt	—	—		(123)	(74)
Gain (loss) on derivative instruments, net	(8)	—		9	—
Other expense, net	(11)	—		(14)	(1)
	(233)	(242)		(790)	(806)

Loss before income taxes	(13)	(28)		(75)	(96)

Income tax expense	(57)	(75)		(158)	(223)

Net loss	$(70)	$(103)		$(233)	$(319)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.68)	$(1.03)		$(2.30)	$(3.20)

Weighted average common shares outstanding, basic and diluted	102,924,443	99,694,672		101,293,696	99,542,021

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

September 30, 2013. Pro forma revenues, operating expenses and net loss increased by $264 million, $174 million and $25 million, respectively, for the nine months ended September 30, 2013.

September 30, 2012. Pro forma revenues, operating expenses and net loss increased by $129 million, $85 million and $16 million, respectively, for the three months ended September 30, 2012. Pro forma revenues, operating expenses and net loss increased by $381 million, $258 million and $55 million, respectively, for the nine months ended September 30, 2012.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41	$7
Restricted cash and cash equivalents	—	27
Accounts receivable, net	235	234
Prepaid expenses and other current assets	81	62
Total current assets	357	330

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,838	7,206
Franchises	6,009	5,287
Customer relationships, net	1,465	1,424
Goodwill	1,159	953
Total investment in cable properties, net	16,471	14,870

OTHER NONCURRENT ASSETS	422	396

Total assets	$17,250	$15,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,382	$1,224
Total current liabilities	1,382	1,224

LONG-TERM DEBT	14,306	12,808
DEFERRED INCOME TAXES	1,432	1,321
OTHER LONG-TERM LIABILITIES	69	94

SHAREHOLDERS’ EQUITY	61	149

Total liabilities and shareholders’ equity	$17,250	$15,596

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70)	$(87)	$(208)	$(264)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	493	424	1,354	1,247
Stock compensation expense	11	13	37	37
Noncash interest expense	10	9	33	33
Loss on extinguishment of debt	—	—	123	74
(Gain) loss on derivative instruments, net	8	—	(9)	—
Deferred income taxes	56	67	112	203
Other, net	5	1	32	(12)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1)	2	10	18
Prepaid expenses and other assets	(7)	(1)	(13)	(12)
Accounts payable, accrued liabilities and other	33	40	92	67
Net cash flows from operating activities	538	468	1,563	1,391

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(425)	(488)	(1,259)	(1,296)
Change in accrued expenses related to capital expenditures	19	3	21	16
Sales (purchases) of cable systems, net	(673)	(2)	(673)	19
Other, net	(1)	(7)	(15)	(18)
Net cash flows from investing activities	(1,080)	(494)	(1,926)	(1,279)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,859	1,536	6,569	4,353
Repayments of long-term debt	(1,352)	(635)	(6,177)	(3,554)
Payments for debt issuance costs	(18)	(17)	(50)	(41)
Purchase of treasury stock	(1)	—	(11)	(4)
Proceeds from exercise of options and warrants	51	10	67	13
Other, net	—	(5)	(1)	(13)
Net cash flows from financing activities	539	889	397	754

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3)	863	34	866
CASH AND CASH EQUIVALENTS, beginning of period	44	5	7	2
CASH AND CASH EQUIVALENTS, end of period	$41	$868	$41	$868

CASH PAID FOR INTEREST	$214	$199	$584	$647

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual	Pro Forma
	September 30, 2013 (a)	June 30, 2013 (a)	December 31, 2012 (a)	September 30, 2012 (a)
Footprint
Estimated Video Passings (b)	12,794	12,768	12,741	12,699
Estimated Internet Passings (b)	12,475	12,454	12,427	12,375
Estimated Telephone Passings (b)	11,815	11,784	11,752	11,630

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.0%	34.2%	35.0%	35.5%
Internet Penetration of Estimated Internet Passings (c)	36.4%	35.6%	34.4%	34.0%
Telephone Penetration of Estimated Telephone Passings (c)	19.9%	19.6%	18.6%	18.5%

Residential
Residential Customer Relationships (d)	5,498	5,452	5,389	5,365
Residential Non-Video Customers	1,319	1,246	1,103	1,043
% Non-Video	24.0%	22.9%	20.5%	19.4%

Customers
Video (e)	4,179	4,206	4,286	4,322
Internet (f)	4,290	4,204	4,059	4,000
Telephone (g)	2,217	2,176	2,073	2,039
Residential PSUs (h)	10,686	10,586	10,418	10,361
Residential PSU / Customer Relationships (d)(h)	1.94	1.94	1.93	1.93

Quarterly Net Additions/(Losses) (i)
Video (e)	(27)	(55)	(36)	(71)
Internet (f)	86	38	59	77
Telephone (g)	41	45	34	54
Residential PSUs (h)	100	28	57	60

Single Play Penetration (j)	37.7%	37.6%	37.3%	37.2%
Double Play Penetration (k)	30.2%	30.5%	32.0%	32.4%
Triple Play Penetration (l)	32.2%	31.9%	30.7%	30.4%
Digital Penetration (m)	91.2%	90.4%	86.8%	86.0%
Revenue per Customer Relationship (d)(n)	$108.52	$108.55	$105.76	$105.53

Commercial
Commercial Customer Relationships (d)(o)	359	347	341	337

Customers
Video (e)(o)	166	164	177	180
Internet (f)	245	233	210	202
Telephone (g)	138	131	116	109
Commercial PSUs (h)	549	528	503	491

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	2	(3)	(3)	3
Internet (f)	12	13	8	9
Telephone (g)	7	8	7	8
Commercial PSUs (h)	21	18	12	20

Pro forma operating statistics reflect certain acquisitions of cable systems in 2013 as if such transactions had occurred as of the last day of the respective period for all periods presented.

At June 30, 2013, actual residential video, Internet and telephone customers were 3,917,000, 3,924,000 and 2,019,000, respectively; actual commercial video, Internet and telephone customers were 156,000, 214,000 and 119,000, respectively.

At December 31, 2012, actual residential video, Internet and telephone customers were 3,989,000, 3,785,000 and 1,914,000, respectively; actual commercial video, Internet and telephone customers were 169,000, 193,000 and 105,000, respectively.

At September 30, 2012, actual residential video, Internet and telephone customers were 4,025,000, 3,731,000 and 1,880,000, respectively; actual commercial video, Internet and telephone customers were 172,000, 186,000 and 99,000, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2013, June 30, 2013, December 31, 2012, and September 30, 2012, customers include approximately 9,700, 9,600, 18,400, and 16,900 customers, respectively, whose accounts were over 60 days past due in payment, approximately 1,000, 900, 2,600, and 3,400 customers, respectively, whose accounts were over 90 days past due in payment and approximately 900, 700, 1,700, and 1,600 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)	"Video Customers” represent those customers who subscribe to our video services.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Telephone Customers" represent those customers who subscribe to our telephone services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and telephone customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving only one of Charter service offerings, including video, Internet or phone, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving only two of Charter service offerings, including video, Internet and/or phone, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 10,000 during the nine months ended September 30, 2013 due to published video rate increases.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Actual	Actual	Actual	Actual

Net loss	$(70)	$(87)	$(208)	$(264)
Plus: Interest expense, net	214	229	635	691
Income tax expense	57	69	124	208
Depreciation and amortization	493	424	1,354	1,247
Stock compensation expense	11	13	37	37
Loss on extinguishment of debt	—	—	123	74
(Gain) loss on derivative instruments, net	8	—	(9)	—
Other, net	19	3	38	3

Adjusted EBITDA (b)	732	651	2,094	1,996
Less: Purchases of property, plant and equipment	(425)	(488)	(1,259)	(1,296)

Adjusted EBITDA less capital expenditures	$307	$163	$835	$700

Net cash flows from operating activities	$538	$468	$1,563	$1,391
Less: Purchases of property, plant and equipment	(425)	(488)	(1,259)	(1,296)
Change in accrued expenses related to capital expenditures	19	3	21	16

Free cash flow	$132	$(17)	$325	$111

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Actual	Pro Forma (a)	Pro Forma (a)	Pro Forma (a)

Net loss	$(70)	$(103)	$(233)	$(319)
Plus: Interest expense, net	214	242	662	731
Income tax expense	57	75	158	223
Depreciation and amortization	493	465	1,408	1,370
Stock compensation expense	11	13	37	37
Loss on extinguishment of debt	—	—	123	74
(Gain) loss on derivative instruments, net	8	—	(9)	—
Other, net	19	3	38	3

Adjusted EBITDA (b)	732	695	2,184	2,119
Less: Purchases of property, plant and equipment	(425)	(505)	(1,288)	(1,347)

Adjusted EBITDA less capital expenditures	$307	$190	$896	$772

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$193	$258	$618	$631
Scalable infrastructure (b)	78	67	210	301
Line extensions (c)	54	57	162	131
Upgrade/Rebuild (d)	50	54	137	138
Support capital (e)	50	52	132	95

Total capital expenditures (f)	$425	$488	$1,259	$1,296

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	Actual	Pro Forma (g)	Pro Forma (g)	Pro Forma (g)

Customer premise equipment (a)	$193	$265	$631	$657
Scalable infrastructure (b)	78	72	220	315
Line extensions (c)	54	58	164	134
Upgrade/Rebuild (d)	50	56	139	142
Support capital (e)	50	54	134	99

Total capital expenditures	$425	$505	$1,288	$1,347

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures includes $74 million and $82 million for the three months ended September 30, 2013 and 2012, respectively, and $221 million and $181 million for the nine months ended September 30, 2013 and 2012, respectively, of capital expenditures related to commercial services.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

Addendum to Charter Communications, Inc. Third Quarter 2013 Earnings Release